Filed Pursuant to Rule 433

Registration No. 333-262954

Free Writing Prospectus dated April 13, 2023

CNH Equipment Trust 2023-A

Issuing Entity

CNH Capital Receivables LLC

Depositor

CNH Industrial Capital America LLC Sponsor and Originator	New Holland Credit Company, LLC Servicer

The depositor has prepared a prospectus dated April , 2023 (subject to completion, dated April 13, 2023) which describes the notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Standard & Poor’s	Fitch
Class A-1	A-1+ (sf)	F1+ (sf)
Class A-2	AAA (sf)	AAA (sf)
Class A-3	AAA (sf)	AAA (sf)
Class A-4	AAA (sf)	AAA (sf)

It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.

Joint Bookrunners of the Class A Notes
Citigroup	BNP PARIBAS	J.P. Morgan	SOCIETE GENERALE
Co-Managers of the Class A Notes
DBS			SMBC Nikko

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR, THE ISSUING ENTITY, AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THIS OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-831-9146.